ARTICLES OF AMENDMENT

CALVERT SOCIAL INDEX SERIES, INC.

Calvert Social Index Series, Inc., a Maryland corporation (the "Company"), having its principal office located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, hereby certifies the following:

FIRST:     The Company is registered as an open‑end company under the Investment Company Act of 1940.

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Company by Section 2-605(a)(1) of the Maryland General Corporation Law, the Board of Directors of the Company has renamed the Company as follows:

New Company Name	Prior Company Name
Calvert Responsible Index Series, Inc.	Calvert Social Index Series, Inc.

THIRD: These Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

IN WITNESS WHEREOF, Calvert Social Index Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President on this 4th day of August 2015. Under penalties of perjury, the matters and facts set forth herein are true in all material respects to the best of my knowledge, information and belief.

CALVERT SOCIAL INDEX SERIES, INC.

Acknowledgment:

/s/ Ivy Wafford Duke
Ivy Wafford Duke
Vice President

Attest:    /s/ Lancelot A. King
Lancelot A. King
Assistant Secretary